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                                                                    Exhibit 3.04


                                    GUARANTY

Comes now Brooke Corporation, on this 18th Day of December, 1997, pursuant to the authority contained in a resolution duly adopted by the Board of Directors of Brooke Corporation on the 17th day of December, 1997, and does, hereby, guaranty payment in full of all principal and interest on certain bonds, denominated Series 1997A, 1997B, 1997C & 1997D, in the aggregate principal sum of $4,000,000 issued by Brooke Credit Corporation, a wholly owned subsidiary of Brooke Corporation. This guaranty shall continue and be in full force and effect until such time as all sums due and owing on the aforementioned bonds have been paid in full. This Guaranty shall inure to the benefit of all current and future holders of the aforementioned bonds and the First National Bank & Trust, Phillipsburg, Kansas, Trustee under an Indenture Agreement dated July 31, 1997 and the Addendum thereto dated November 13, 1997.


                                                 /s/  Michael Hess
                                         ---------------------------------------
                                                         Michael Hess, President


Attest:


/s/  James L. Bush
---------------------------------
James L. Bush, Secretary